Exhibit 21.1
Subsidiaries of WSI Industries, Inc.

Name	State of Incorporation	Percent Owned

Taurus Numeric Tool, Inc.	Minnesota	100%

WSI Rochester, Inc. (Inactive)	Minnesota	100%